Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-264462) and Form S-8 (No. 333-259424) of Nuvve Holding Corp. (the “Company”), of our report dated March 31, 2022, except for the effects of the restatement described in Note 2, as to which the date is March 30, 2023, relating to the consolidated financial statements of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the 2021 consolidated financial statements), appearing in this Annual Report on Form 10-K/A of the Company for the year ended December 31, 2021.

/s/ Moss Adams LLP

San Diego, California
March 30, 2023